ATSG, DHL Agree to Amend Promissory Note

Memorandum Signed for Aircraft Leases

WILMINGTON, Ohio, March 18, 2009 - Air Transport Services Group, Inc. (NASDAQ:ATSG) said today that on Monday, March 16, 2009, its subsidiary ABX Air, Inc. signed an agreement with DHL to amend its $92.3 million unsecured promissory note with DHL, and also signed a memorandum of understanding ("MOU") with DHL concerning leases of certain Boeing 767 aircraft.

The combined effect of the agreement and MOU, if executed as proposed, would be to reduce ATSG's total outstanding debt principal by in excess of $110 million. The note agreement also calls for the withdrawal of DHL's demand for prepayment.

ATSG CEO and President Joe Hete said the agreement and MOU are expected to substantially de-leverage ATSG's balance sheet. "We look forward to finalizing these agreements, and continuing to explore other ways to achieve our common goals," Hete said.

ATSG said that it has agreed to pay DHL $15 million to reduce the principal balance of the note. DHL has agreed to extinguish another $46.3 million of the principal balance, and withdraw its claim for prepayment based on its assertion of a change in control resulting from ATSG's acquisition of Cargo Holdings International, Inc. in December 2007.

ATSG said its inability to file by March 16, 2009 its Form 10-K for the year ended December 31, 2008, was based on its need to assess the effect of the note agreement on its 10-K disclosures. When that assessment is completed, ATSG expects that its balance sheet as of December 31, 2008 will reflect as a current liability its expected $15 million payment to DHL. The agreement calls for DHL to reduce the debt principal by an additional $46.3 million, resulting in a remaining note principal balance payable in August 2028 of $31 million.

The maturity date and the 5 percent annual interest rate of the note are unchanged. DHL has agreed to continue to reimburse ABX Air's interest expense under the note at least through 2012. After 2012, DHL will continue to reimburse ABX Air's interest expense under the note as long as ABX Air and/or its affiliates continue to provide five or more 767 aircraft to DHL through either ACMI or leasing arrangements. ATSG will guarantee the note, which will continue to include certain covenants and events of default.

The MOU grants DHL options to lease from ABX Air, or an affiliate, four Boeing 767-200SF (freighter configuration) aircraft under favorable rates and for terms beginning August 15, 2010, and continuing through 2015. In exchange, DHL has agreed to assume financial responsibility, retroactive to January 31, 2009, for ABX Air's obligations under capital leases on five Boeing 767-200PC (non-standard cargo door configuration) aircraft currently dedicated to DHL's U.S. network. As of December 31, 2008, ATSG's balance sheet reflected $52.8 million of debt and $22.2 million of net book value related to those aircraft capital leases. ABX Air will grant DHL up to $10 million of credit on extinguishment of the capital leases against future rent obligations for the four 767-200SFs. If DHL elects not to exercise its options for any of the four 767-200SFs, ABX Air would pay DHL $2.5 million.

ABX Air is expected to continue to operate some or all of the five 767-200PCs as required under the current ACMI Agreement between the companies. The MOU contains no stipulation, however, that ABX Air continues to be the operator of the four 767-200SF aircraft beyond those contained in the ACMI Agreement. The MOU will expire on April 10, 2009, unless executed or extended by that date.

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier Certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., and LGSTX Services, Inc.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the ability of the parties to finalize the necessary documentation provided for under the March 16, 2009 agreement, to finalize the necessary documentation and close the transactions in the timeframe contemplated under the March 16, 2009 memorandum of understanding, and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Reports on Form 10-K, and its Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact: ATSG, Inc.

Quint O. Turner, 937-382-5591

Chief Financial Officer